UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 14, 2009

Interstate Hotels & Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14331	52-2101815
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4501 North Fairfax Drive, Suite 500, Arlington, Virginia		22203
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 387-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Interstate Hotels & Resorts, Inc. entered into a first amended and restated senior secured credit agreement, as described below under Item 2.03. That description of the credit agreement is incorporated in this item by reference. The terms "we" and "our" refer to Interstate Hotels & Resorts, Inc.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

General

On July 14, 2009, we entered into a first amended and restated senior secured credit agreement with various lenders and Banc of America Securities LLC as the sole lead arranger and sole bookrunner for the amended credit facility. The amended senior secured credit agreement amends our existing senior secured credit agreement and provides aggregate loan commitments of a $161.2 million term loan and an $8 million revolving credit facility. The amended senior secured credit agreement extends the scheduled maturity from March 9, 2010 to March 9, 2012.

The term loan requires a cumulative pay down of $20 million by March 9, 2010 and $40 million by March 9, 2011.

As with the original senior secured credit agreement, the debt under the amended senior secured credit facility is guaranteed by certain of our existing subsidiaries and secured by pledges of certain ownership interests, owned hospitality properties, and other collateral.

Financial Covenants

The amended senior secured credit agreement contains two financial covenants. The debt service coverage ratio covenant requires that we maintain a debt service coverage ratio of not less than 1.75 to 1.00. The minimum management business EBITDA covenant requires that we maintain trailing four quarter management business EBITDA of not less than $9 million.

As with our original senior secured credit agreement, our amended agreement contains covenants that include compliance reporting requirements and other customary restrictions.

Interest and Fees

We paid an upfront fee of 100 basis points in connection with the amended senior secured credit agreement and will pay extension fees of 50 basis points on each of March 9, 2010 and March 9, 2011.

We will pay interest on borrowings under the amended senior secured credit agreement at an interest rate under both the revolving credit facility and the term loan ranging from LIBOR plus 550 basis points to LIBOR plus 700 basis points subject to a LIBOR floor of 200 basis points. The actual rate for both the revolving credit facility and the term loan depends on the results of certain financial tests. As of July 14, 2009, based on those financial tests, borrowings under both the revolving credit facility and the term loan bear interest at a rate of LIBOR plus 550 basis points. To the extent that amounts under the revolving credit facility remain unused, we pay a commitment fee of 1.0% per annum of the average daily unused portion of the facility commitment. An Administrative Agent fee is also paid to the agent for acting as an administrative agent of $80,000 annually. We will accrue PIK (payment-in-kind) interest of 200 basis points through March 2011 and 300 basis points thereafter. The accrued PIK interest is payable at maturity.

Other Covenants and Events of Acceleration

As with the original senior secured credit agreement, the amended senior secured credit agreement includes usual and customary events of default for facilities of this nature, and provides that upon occurrence and continuation of an event of default, among other requirements, (i) payment of all amounts payable under the credit facility may be accelerated, and (ii) the obligation of each lender to make advances and the obligation of each issuing bank to issue, increase, or extend letters of credit shall immediately be terminated. There is no longer a covenant requiring that we remain listed on the New York Stock Exchange.

Existing Relationships with the Lenders

We have ongoing relationships with Bank of America, N.A., Calyon New York Branch, and Wachovia Bank, N.A. that are parties to the amended senior secured credit agreement for which they have received customary fees and expenses.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interstate Hotels & Resorts, Inc.

July 14, 2009	By:	/s/ Christopher L. Bennett

Name: Christopher L. Bennett
Title: EVP, Secretary and General Counsel